                                                                      Exhibit 99

                         FIRST NATIONAL BANCSHARES, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                       (INCLUDING WHOLLY OWNED SUBSIDIARY

                           1ST NATIONAL BANK & TRUST)

                         FIRST NATIONAL BANCSHARES, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                             ------
INDEPENDENT AUDITORS' REPORT                                                 1

CONSOLIDATED FINANCIAL STATEMENTS

    CONSOLIDATED BALANCE SHEETS                                              2

    CONSOLIDATED STATEMENTS OF INCOME                                        3

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                          4

    CONSOLIDATED STATEMENTS OF CASH FLOWS                                    5

    NOTES TO FINANCIAL STATEMENTS                                            6 - 26

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
First National Bancshares, Inc.
Bradenton, Florida

We have audited the accompanying consolidated balance sheets of First National Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2004, 2003, and 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and cash flows for the years ended December 31, 2004, 2003, and 2002, in conformity with U.S. generally accepted accounting principles.

                                                 CHRISTOPHER, SMITH, LEONARD,
                                                    BRISTOW & STANELL, P.A.

January 31, 2005

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets

                                                                                    December 31,
                                                                                  2004         2003
                                                                                --------     --------
                                                                                   (in thousands)
ASSETS
     Cash and due from banks                                                    $  6,826     $  6,876
     Federal funds sold                                                                0            0
                                                                                --------     --------
          Cash and cash equivalents                                                6,826        6,876
     Interest-bearing deposits in banks                                            5,636        8,412
     Securities available for sale                                                57,795       46,172
     Federal Home Loan Bank stock, at cost                                         1,353          652
     Loans, net of allowance for loan losses of $2,362 and $2,067                233,395      204,314
     Foreclosed assets                                                                 0            0
     Premises and equipment, net                                                   7,555        7,737
     Goodwill                                                                        975            0
     Intangible Assets                                                               249            0
     Other assets                                                                  3,823        3,069
                                                                                --------     --------
              TOTAL ASSETS                                                      $317,607     $277,232
                                                                                ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Deposits:
         Non-interest bearing                                                   $ 31,934     $ 32,991
         Interest-bearing                                                        236,848      200,336
                                                                                --------     --------
              Total deposits                                                     268,782      233,327
     Repurchase agreements                                                         3,343       11,301
     Long-term debt                                                               17,250        9,500
     Accrued expenses and other liabilities                                        1,377        1,089
                                                                                --------     --------
              TOTAL LIABILITIES                                                  290,752      255,217
                                                                                --------     --------

     Stockholders' equity:
         Common stock, $.10 par value, 25,000,000 shares authorized;
          3,286,271 shares issued                                                    329          199
         Additional paid-in capital                                               22,239       16,209
         Retained earnings                                                         4,267        5,454
         Accumulated other comprehensive income                                       20          153
                                                                                --------     --------
              TOTAL STOCKHOLDERS' EQUITY                                          26,855       22,015
                                                                                --------     --------
              TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                        $317,607     $277,232
                                                                                ========     ========

      The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY
                        Consolidated Statements of Income

                                                                                            Years Ended December 31,
                                                                                      ----------------------------------
                                                                                        2004         2003         2002
                                                                                      --------     --------     --------
                                                                                    (in thousands, except per share data)
Interest and dividend income:
        Loans, including fees                                                       $   13,785     $ 10,933     $ 10,987
        Debt securities:
               Taxable                                                                   1,494        1,168        1,495
               Tax-exempt                                                                  341          377          387
        Other                                                                              140          139          157
                                                                                    ----------     --------     --------
                      Total interest and dividend income                                15,760       12,617       13,026
                                                                                    ----------     --------     --------
Interest expense:
        Deposits                                                                         3,714        2,760        3,233
        Federal funds purchased and securities sold under agreements to
         repurchase                                                                         87          158          252
        Long-term debt                                                                     504          226          311
                                                                                    ----------     --------     --------
                      Total interest expense                                             4,305        3,144        3,796
                                                                                    ----------     --------     --------
Net interest income                                                                     11,455        9,473        9,230
Provision for loan losses                                                                  314          448          321
                                                                                    ----------     --------     --------
Net interest income, after provision for loan losses                                    11,141        9,025        8,909
                                                                                    ----------     --------     --------
Non-interest income:
        Customer service fees                                                              372          456          502
        Trust Services Fees                                                              1,259          621          556
        Financial Product Sales Commissions and fees                                       336          252          213
        Net gain (loss) on available-for-sale securities                                    (0)          87            0
        Net gain (loss) on sale of assets                                                  (10)          (1)          (2)
        Other                                                                              358          452          376
                                                                                    ----------     --------     --------
                      Total non-interest income (charges)                                2,315        1,867        1,645
                                                                                    ----------     --------     --------
Non-interest expenses:
        Salaries and employee benefits                                                   5,173        4,686        3,964
        Occupancy and equipment                                                          1,389        1,233        1,176
        Legal, examination, and audit expenses                                             272          267          210
        Data processing                                                                    142          123          129
        Other                                                                            1,535        1,312        1,193
                                                                                    ----------     --------     --------
                      Total non-interest expenses                                        8,511        7,621        6,672
                                                                                    ----------     --------     --------
Income before income taxes                                                               4,945        3,271        3,882
Income tax expenses                                                                      1,764        1,120        1,348
                                                                                    ----------     --------     --------
NET INCOME                                                                          $    3,181     $  2,151     $  2,534
                                                                                    ==========     ========     ========
Earnings per share:
        Basic                                                                       $      .98     $    .69     $    .83
        Diluted                                                                     $      .92     $    .64     $    .77

  The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders' Equity Years Ended December
                            31, 2004, 2003 and 2002

                                                                                                       Accumulated
                                                       Shares of              Additional                  Other
                                                        Common      Common      Paid-in    Retained   Comprehensive
                                                         Stock       Stock      Capital    Earnings   Income (Loss)    Total
                                                       ---------   ---------  ----------   ---------  -------------  ---------
                                                                          (in thousands, except share data)
BALANCE AT DECEMBER 31, 2001                           1,748,779   $     175   $  12,219   $   4,388    $     266    $  17,048
                                                                                                                     ---------
 Comprehensive income:
   Net income                                                  0           0           0       2,534            0        2,534
   Change in net unrealized gain (loss)
    on securities available for sale, net of tax
    effect                                                     0           0           0           0          335          335
                                                                                                                     ---------
            Total comprehensive income                                                                                   2,869
                                                                                                                     ---------
 5% Stock Dividend (Fractional Shares Paid in Cash)       87,336           9       1,586      (1,600)           0           (5)
 Exercise of Stock Options                                10,606           1          83           0            0           84
                                                       ---------   ---------   ---------   ---------    ---------    ---------
BALANCE AT DECEMBER 31, 2002                           1,846,721   $     185   $  13,888   $   5,322    $     601    $  19,996
                                                                                                                     =========
 Comprehensive income:
   Net income                                                  0           0           0       2,151            0        2,151
   Change in net unrealized gain (loss) on
    securities available for sale, net of tax effect           0           0           0           0         (448)        (448)
                                                                                                                     ---------
            Total comprehensive income                                                                                   1,703
                                                                                                                     ---------
 5% Stock Dividend (Fractional Shares Paid in Cash)       94,554           9       2,005      (2,019)           0           (5)
 Exercise of Stock Options                                53,465           5         316           0            0          321
                                                       ---------   ---------   ---------   ---------    ---------    ---------
BALANCE AT DECEMBER 31, 2003                           1,994,740   $     199   $  16,209   $   5,454    $     153    $  22,015
                                                                                                                     =========
 Comprehensive income:
   Net income                                                  0           0           0       3,181            0        3,181
   Change in net unrealized gain (loss) on
    securities available for sale, net of tax
    effect                                                     0           0           0           0         (133)        (133)
                                                                                                                     ---------
            Total comprehensive income                                                                                   3,048
 Acquisition of Trust Company of Florida
   and Merger into 1st National Bank & Trust
   (Subsidiary)                                           66,960           7       1,419           0            0        1,426
 50% Stock Split (Fractional Shares Paid in Cash)      1,038,555         104           0        (108)           0           (4)
 5% Stock Dividend (Fractional Shares Paid in Cash)      155,988          16       4,235      (4,260)           0           (9)
 Exercise of Stock Options                                30,028           3         376           0            0          379
                                                       ---------   ---------   ---------   ---------    ---------    ---------
BALANCE AT DECEMBER 31, 2004                           3,286,271   $     329   $  22,239   $   4,267    $      20    $  26,855
                                                       =========   =========   =========   =========    =========    =========

  The accompanying notes are and integral part of these consolidated financial statements.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows

                                                                                                      Years Ended December 31,
                                                                                                    2004        2003        2002
                                                                                                  --------    --------    --------
                                                                                                            (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                                                 $  3,181    $  2,151    $  2,534
       Adjustments to reconcile net income to net cash provided (used) by operating activities:
               Provision for loan losses                                                               291         347         154
               Provision for foreclosed asset losses                                                     0           0           0
               Net amortization of securities                                                          354         368         171
               Amortization of deferred loan (fees)                                                     62         126         144
               Depreciation                                                                            543         524         547
               Realized loss (gain) on sales of available-for- sale securities, net                     (0)        (87)         (0)
               Realized loss (gain) on sales of fixed assets                                             9           1          (2)
               Deferred income tax benefit                                                            (202)        (38)        123
               Net change in:
                     Other assets and liabilities, net                                                (870)       (304)        353
                                                                                                  --------    --------    --------
                          Net cash provided (used) by operating activities                           3,368       3,088       4,024
                                                                                                  ========    ========    ========
CASH FLOWS FROM INVESTING ACTIVITIES:
       Net change in interest-bearing deposits in banks                                              2,776      (2,958)      7,419
       Activity in available-for-sale securities:
               Sales                                                                                     0       5,842       1,260
               Maturities, prepayments and calls                                                     6,742      18,917       7,344
               Purchases                                                                           (18,932)    (31,209)    (12,155)
       Loan originations and principal collections, net                                            (29,436)    (48,213)    (12,585)
       Cash received in merger of Trust Company of Florida                                             112           0           0
       Recoveries on loans charged off in prior years                                                    4          16          14
       Proceeds from sales of foreclosed assets                                                          0           0         593
       Proceeds from sales of fixed assets                                                               0           0          12
       Additions to premises and equipment                                                            (297)       (223)     (3,112)
                                                                                                  --------    --------    --------
                     Net cash provided (used) by investing activities                              (39,031)    (57,828)    (11,210)
                                                                                                  ========    ========    ========
CASH FLOWS FROM FINANCING ACTIVITIES:
       Net increase in deposits                                                                     35,455      52,815       4,663
       Net change in federal funds purchased and securities sold under agreements to
        repurchase                                                                                  (7,958)     (4,510)      2,846
       Principal payments under capital lease                                                            0           0          (1)
       Proceeds from issuance of long-term debt net of principal payments                            7,750       5,000        (500)
       Proceeds from issuance of stock under stock option plan                                         379         321          84
       Cash dividends paid on common stock                                                             (13)         (5)         (5)
                                                                                                  --------    --------    --------
                     Net cash provided by financing activities                                      35,613      53,621       7,087
                                                                                                  ========    ========    ========
       Net change in cash and cash equivalents                                                         (50)     (1,119)        (99)
       Cash and cash equivalents at beginning of year                                                6,876       7,995       8,094
                                                                                                  --------    --------    --------
       Cash and cash equivalents at end of year                                                   $  6,826    $  6,876    $  7,995
                                                                                                  ========    ========    ========
SUPPLEMENTARY CASH FLOW INFORMATION:
       Interest paid on deposits and borrowed funds                                               $  4,212    $  3,215    $  3,941
       Income taxes paid                                                                             1,803       1,044       1,371

  The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of First National Bancshares, Inc. (the Corporation) and its wholly owned subsidiary, 1st National Bank & Trust (the Bank). All significant inter-company balances and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS

The Corporation provides a variety of financial services to individuals and small businesses through its offices in Manatee, Sarasota, and Lake Counties, Florida. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are consumer and commercial mortgage loans. It also provides Trust and investment services. Assets held in the Trust Department are not included in the financial statements.

USE OF ESTIMATES

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term, relate to the determination of the allowance for loan losses, and the valuation of deferred tax assets.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Corporation's activities are with customers located within Manatee and Sarasota Counties, Florida. Notes 3 and 4 discuss the types of securities that the Corporation invests in. Note 5 discusses the types of lending that the Corporation engages in. The Corporation does not have any significant concentrations to any one industry or customer.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold and securities purchased under agreements to resell, all of which mature within ninety days. The Company changed its definition of cash equivalents in 2004 to not include interest-bearing deposits in other banks, which are shown as a separate line item. This change has been reflected in these financial statements beginning with the year ended December 31, 2002.

INTEREST-BEARING DEPOSITS IN BANKS

Interest-bearing deposits in banks mature daily and are carried at cost.

TRADING ACTIVITIES

The Corporation did not engage in trading activities for its own account.

SECURITIES

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. When declines in the fair value of held-to-maturity and available-for-sale securities cause them to fall below their cost, and the declines are deemed to be other than temporary, they are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

LOANS

The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in Manatee and Sarasota Counties, Florida. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the collection of the loan interest is in doubt. Credit card loans and other personal loans are charged off when the loan is determined to be uncollectable under the current terms of the promissory note. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established, as future potential losses are estimated, through a provision for loan loss expense charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

SERVICING

The Corporation has no loans subject to servicing agreements.

OFF-BALANCE SHEET CREDIT RELATED FINANCIAL INSTRUMENTS

In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under construction loan arrangements, credit card and home equity line arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

DERIVATIVE FINANCIAL INSTRUMENTS AND CHANGE IN ACCOUNTING PRINCIPLE

The Corporation has no derivative financial instruments

INTEREST RATE SWAP AGREEMENT.

The corporation has no interest rate swap agreements.

FORECLOSED ASSETS

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. At year-end, the corporation had no foreclosed assets.

PREMISES AND EQUIPMENT

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

GOODWILL AND INTANGIBLE ASSETS

Effective February 29, 2004 the Company merged with the Trust Company of Florida (Trust Company). The accompanying financial statements include the operations of the Trust Company since that date. The total purchase price was $2,453,000 including $1,426,000 in common stock. Total assets acquired (net of $42,000 in liabilities) were $2,548,000. These assets included $1,238,000 in cash and cash equivalents, $130,000 in equipment and other assets, $249,000 for customer relationships and $975,000 for goodwill. The customer relationship intangible is expected to amortize over seven years at approximately $36,000 each year.

The following pro forma information includes the Trust Company information as if the merger had been completed as of January 1, 2002

                          Year ended December 31 (000's)
                       -----------------------------------
                         2004         2003         2002
                       ---------    ---------    ---------
Net Income             $   3,128    $   1,943    $   2,286
Earnings per Share
       Basic           $     .96    $     .62    $     .75
       Diluted         $     .90    $     .57    $     .69

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

INCOME TAXES

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

RECLASSIFICATIONS

Certain amounts in the prior years' financial statements have been reclassified to conform to the 2004 presentation. These reclassifications are not material and have no effect on previously reported net income.

RETIREMENT PLAN

The compensation cost of an employee's pension benefit is recognized on the projected unit credit method over the employee's approximate service period. The entry age normal method is utilized for funding purposes.

STOCK COMPENSATION PLANS

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Corporation has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

Had compensation cost for the Corporation's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, the Corporation's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                                     Years Ended December 31,
                                                               -------------------------------------
                                                                 2004           2003          2002
                                                               ---------     ---------     ---------
                                                                          (in thousands)
Net income                                                     $   3,181     $   2,151     $   2,534
Additional expense had the Corporation adopted SFAS No. 123         (101)         (144)         (107)
Pro forma net income                                           $   3,080     $   2,007     $   2,427
                                                               =========     =========     =========
Basic earnings per share - As reported                               .98           .69           .83
                                                               ---------     ---------     ---------
                         - Pro forma                                 .95           .64           .80
                                                               ---------     ---------     ---------
Diluted earnings per share - As reported                             .92           .64           .77
                                                               ---------     ---------     ---------
                         - Pro forma                                 .89           .60           .74

The pro forma disclosures include the effects of all awards granted on or after January 1, 2002.

EARNINGS PER COMMON SHARE

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

Earnings per common share have been computed based on the following:

                                                                   Years Ended December 31,
                                                                 --------------------------
                                                                  2004      2003      2002
                                                                 ------    ------    ------
                                                                      (in thousands)
Net income                                                       $3,181    $2,151    $2,534
                                                                 ------    ------    ------
Average number of common shares outstanding                       3,254     3,132     3,043
Effect of dilutive options                                          208       209       249
                                                                 ------    ------    ------
Average number of common shares outstanding used to calculate
 diluted earnings per common share                                3,462     3,341     3,292
                                                                 ======    ======     =====

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

                                                              Years Ended December 31,
                                                             -------------------------
                                                             2004      2003      2002
                                                             -----     -----     -----
                                                                 (in thousands)
Unrealized holding gains on available-for-sale securities    $(213)    $(718)    $ 537
Tax effect                                                      80       270      (202)
                                                             -----     -----     -----
Net-of-tax amount                                            $(133)    $(448)    $ 335
                                                             =====     =====     =====

The components of accumulated other comprehensive income, included in stockholders' equity, are as follows:

                                                                 December 31,
                                                               2004       2003
                                                               -----     -----
                                                               (in thousands)
Net unrealized gain (loss) on securities available for sale    $  32     $ 245
Tax effect                                                       (12)      (92)
                                                               -----     -----
Net-of-tax amount                                                 20       153
                                                               -----     -----
Accumulated other comprehensive income (loss)                  $  20     $ 153
                                                               =====     =====

Recent accounting pronouncements

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated by a company if that company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. Transferors to qualified special-purpose entities ("QSPEs") and certain other interests in a QSPE are not subject to the requirements of FIN 46. On December 17, 2003, the FASB revised FIN 46 (FIN 46R) and deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004, however, for special-purpose entities the Corporation would be required to apply FIN 46 as of December 31, 2003. The Interpretation had no effect on the Corporation's consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers' Disclosures about Pensions and Post-retirement Benefits. This Statement requires additional disclosures about the assets, obligations and cash flows of defined benefit pension and post-retirement plans, as well as the expense recorded for such plans. As of December 31, 2004, the Corporation has disclosed the required elements related to its defined benefit pension plan in Note 15 to these consolidated financial statements.

In December 2004, the FASB issued a revision of SFAS No. 123 (SFAS No. 123(R)), "Accounting for Stock-Based Compensation." The revised Statement clarifies and expands SFAS No. 123's guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, and attributing compensation cost to reporting periods. The revised statement supercedes Accounting Practice Bulletin (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. Under the provisions of SFAS 123(R), the alternative to use Opinion 25's intrinsic value method of accounting that was provided in Statement No. 123, as originally issued, is eliminated, and entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value. Under the provisions of SFAS No. 123(R) The Company is permitted to continue the application of APB 25 until the reporting period ended June 30, 2005, at which time the Company will adopt the provisions of FAS No. 123(R) and expense the remaining unvested awards. The adoption of this statement is not expected to have a material impact on the Company's financial position or results of operations.

NOTE 2 -- RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2004 and 2003, these reserve balances amounted to $5,500 and $5,049, respectively.

NOTE 3 -- SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

The bank had no securities purchased under agreements to resell in 2004, 2003, or 2002

NOTE 4 -- SECURITIES

The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

                                                          December 31, 2004
                                            ---------------------------------------------
                                                         Gross        Gross
                                            Amortized  Unrealized  Unrealized      Fair
                                              Cost        Gains      Losses        Value
                                            ---------  ----------  ----------     -------
                                                            (in thousands)
Securities Available-for-Sale
Debt securities:
U.S. Government and federal agency           $ 9,491     $    57     ($   65)     $ 9,483
State and Political Subdivisions              10,292         316         (31)      10,577
Mortgage-backed                               37,980          69        (314)      37,735
                                             -------     -------     -------      -------
Total debt securities available for sale      57,763         442        (410)      57,795
                                             =======     =======     =======      =======

                                                     December 31, 2003
                                       --------------------------------------------
                                                    Gross        Gross
                                       Amortized  Unrealized  Unrealized     Fair
                                         Cost        Gains      Losses       Value
                                       ---------  ----------  ----------    -------
                                                      (in thousands)
Securities Available-for-Sale
Debt securities:
U.S. Government and federal agency     $ 6,000     $   100     $   (77)     $ 6,023
State and Political Subdivisions         8,568         451         (14)       9,005
Mortgage-backed                         31,360         165        (381)      31,144
                                       -------     -------     -------      -------
Total                                   45,928         716        (472)      46,172
                                       =======     =======     =======      =======

At December 31, 2004 and 2003, U.S. Government obligations with a carrying value of $27,231 and $4,686, respectively, were pledged to secure public deposits, tax deposits, and for other purposes required or permitted by law. At December 31, 2004 and 2003, the carrying amount of securities pledged to secure repurchase agreements, and Trust Department deposits was $20,810 and $31,392 respectively.

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2004 follows:

                                   Available for Sale
                                  --------------------
                                  Amortized     Fair
                                    Cost        Value
                                  ---------    -------
                                     (in thousands)
Within 1 year                      $ 4,160     $ 4,213
Over 1 year through 5 years         11,725      11,846
After 5 years through 10 years       3,898       4,001
Over 10 years                            0           0
                                   -------     -------
                                    19,783      20,060
Mortgage-backed securities          37,980      37,735
                                   -------     -------
                                   $57,763     $57,795
                                   =======     =======

For the years ended December 31, 2004, 2003 and 2002, proceeds from sales of securities available for sale amounted to $0, $5,454 and $0, respectively. Gross realized gains amounted to $0, $93 and $0, respectively. Gross realized losses amounted to

$0, $6 and $0, respectively. The tax benefit (provision) applicable to these net realized gains and losses amounted to $0, ($31) and $0, respectively.

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                                            Less Than Twelve Months     Over Twelve Months
                                            -----------------------   ----------------------
                                               Gross                     Gross
                                            Unrealized      Fair      Unrealized       Fair
                                               Losses       Value       Losses        Value
                                            ----------     -------    ----------     -------
                                                             (in thousands)
Securities Available for Sale
Debt Securities:
    U.S. Government and Federal Agencies           65        2,932            0            0
    Mortgage-backed                               199       18,287          115        7,684
    State and Political Subdivisions               29        2,383            2          251
                                              -------      -------      -------      -------
         Total debt securities                $   293      $23,602      $   117      $ 7,935
                                              =======      =======      =======      =======

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2004, the company had $410 unrealized losses. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts' reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

NOTE 5 -- LOANS

A summary of the balances of loans follows:

                                               December 31,
                                         -------------------------
                                           2004            2003
                                         ---------       ---------
                                              (in thousands)
Mortgage loans on real estate:
Residential 1-4 family                   $  65,219       $  70,371
Commercial                                 134,645         107,838
Construction                                10,709          10,200
Second mortgages                             3,941           1,479
Equity lines of credit                       5,081           3,933
                                         ---------       ---------
Total mortgage loans on real estate        219,595         193,821
Commercial loans                            13,933           9,864
Consumer installment loans:
Personal                                     2,436           2,863
Credit cards                                   216             194
                                         ---------       ---------
Total consumer installment loans             2,652           3,057
                                         ---------       ---------
Total loans                                236,180         206,742
Less: Allowance for loan losses             (2,362)         (2,067)
Net deferred loan fees                        (423)           (361)
                                         ---------       ---------
Loans, net                               $ 233,395       $ 204,314
                                         =========       =========

An analysis of the allowance for loan losses follows:

                                                     Years Ended December 31,
                                                 2004          2003          2002
                                                -------       -------       -------
                                                          (in thousands)
Balance at beginning of year                    $ 2,067       $ 1,704       $ 1,551
Provision for loan losses                           314           448           321
Loans charged-off                                   (23)         (101)         (182)
Recoveries of loans previously charged-off            4            16            14
                                                -------       -------       -------
Balance at end of year                          $ 2,362       $ 2,067       $ 1,704
                                                =======       =======       =======

The company had no impaired or non-accrual loans at December 31, 2004. At December 31, 2003 the company had no impaired loans and $1,317 of non-accrual loans. The company does not service loans for others. The company had no foreclosed assets at December 31, 2004 or 2003.

NOTE 6 -- PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of premises and equipment follows:

                                   December 31,
                                2004           2003
                              --------       --------
                                   (in thousands)
Premises:
Land                          $  2,623       $  2,623
Buildings & Improvements         4,930          4,926
Equipment                        3,291          3,265
                              --------       --------
                                10,844         10,814
Accumulated depreciation        (3,289)        (3,077)
                              --------       --------
                              $  7,555       $  7,737
                              ========       ========

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 amounted to $543, $524 and $547, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2004, pertaining to banking premises and equipment, future minimum rent commitments (in thousands) under various operating leases are as follows:

      2005      $      227
      2006             190
      2007             185
      2008              76
      2008              76
Thereafter             102
                ----------
                $      856
                ==========

The leases contain options to extend for periods from one to ten years. The cost of such rentals is not included above. Total rent expense for the years ended December 31, 2004, 2003 and 2002 amounted to $154, $95 and $51, respectively.

NOTE 7 -- DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $36,481 and $31,576 respectively.

At December 31, 2004, the scheduled maturities of time deposits (in thousands) are as follows:

      2005      $   81,544
      2006          18,431
      2007           1,784
      2008             537
      2009             353
Thereafter               0
                ----------
     Total      $  102,649
                ==========

The total amount of demand deposit overdrafts classified as loans at December 31, 2004 and 2003 were $21,000 and $20,000, respectively.

NOTE 8 -- SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Corporation may be required to provide additional collateral based on the fair value of the underlying securities.

NOTE 9 -- LONG-TERM DEBT

The Bank's fixed-rate, long-term debt of $17,250 at December 31, 2004 matures through 2009. At December 31, 2004 and 2003, the interest rates on fixed-rate, long-term debt ranged from 2.93 percent to 4.20 percent and from 2.93 percent to
4.20 percent, respectively. At December 31, 2004 and 2003, the weighted average interest rate on fixed-rate, long-term debt was 3.33 percent and 3.39 percent, respectively.

The Bank's had no floating-rate, long-term debt at December 31, 2004 or 2003.

The contractual maturities of long-term fixed rate debt are as follows:

                               December 31,
                          --------------------
                               Fixed Rate
                          --------------------
                            2004        2003
                          -------      -------
                            (in thousands)
Due in 2004                            $ 2,200
Due in 2005                 4,300        2,200
Due in 2006                 4,300        2,200
Due in 2007                 3,800        1,700
Due in 2008                 3,300        1,200
Due in 2009                 1,550            0
Thereafter                      0            0
                          -------      -------
Total long-term debt      $17,250      $ 9,500
                          =======      =======

NOTE 10 -- INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                   Years Ended December 31
                                              -----------------------------------
                                               2004          2003          2002
                                              -------       -------       -------
                                                        (in thousands)
Current tax provision:
Federal                                       $ 1,635       $   970       $ 1,029
State                                             298           187           196
                                              -------       -------       -------
                                                1,933         1,157         1,225
                                              -------       -------       -------
Deferred tax benefit:
Federal                                          (143)          (31)          105
State                                             (26)           (6)           18
                                              -------       -------       -------
                                                 (169)          (37)          123
                                              -------       -------       -------
                                              $ 1,764       $ 1,120       $ 1,348
                                              =======       =======       =======

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                               Years Ended December 31,
                                             ----------------------------
                                             2004        2003        2002
                                             ----        ----        ----
Statutory federal tax rate                   34.0%       34.0%       34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit       3.6         3.6         3.6
TEFRA deduction                              (2.2)       (4.1)       (3.5)
Other, net                                     .3          .7          .6
                                             ----        ----        ----
Effective tax rate                           35.7%       34.2%       34.7%
                                             ====        ====        ====

The components of the net deferred tax asset, included in other assets, are as follows:

                                                              December 31,
                                                          ------------------
                                                           2004        2003
                                                          ------      ------
                                                            (in thousands)
Deferred tax assets:
Deferred loan fees                                           159         136
Deferred Compensation                                         77           0
Allowance for loan losses                                    827         716
                                                          ------      ------
TOTAL DEFERRED TAX ASSETS                                 $1,063      $  852

Deferred tax liabilities:
Net unrealized gain on securities available-for-sale          13          92
Employee pension plan                                        505         510
Deferred gain on land sale                                   124         124
Depreciation                                                  64          50
Other                                                          2           2
                                                          ------      ------
TOTAL DEFERRED TAX LIABILITIES                            $  708      $  778
                                                          ------      ------
Net Deferred Tax Asset                                    $  355      $   74
                                                          ======      ======

NOTE 11 -- OFF-BALANCE SHEET ACTIVITIES

CREDIT-RELATED FINANCIAL INSTRUMENTS. The Corporation is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                   Contract Amount
                                                 2004          2003
                                                -------      -------
                                                   (in thousands)
Commitments to grant loans                      $23,831      $23,466
Unfunded commitments under lines of credit       12,516       11,120
Standby letters of credit                         1,690        1,895

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the customer.

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are not collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

Standby letters-of-credit are conditional lending commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds supporting collateral for those commitments under the same criteria as if a loan were being extended.

NOTE 12 -- ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

DERIVATIVE FINANCIAL INSTRUMENTS

The Corporation has no derivative financial instruments.

RISK MANAGEMENT POLICIES - HEDGING INSTRUMENTS

The primary focus of the Corporation 's asset/liability management program is to monitor the sensitivity of the Corporation 's net portfolio value and net income under varying interest rate scenarios to take steps to control its risks. On a quarterly basis, the Corporation simulates the net portfolio value and net income expected to be earned over a twelve-month period following the date of simulation. The simulation is based on a projection of market interest rates at varying levels and estimates the impact of such market rates on the levels of interest-earning assets and interest-bearing liabilities during the measurement period. Based upon the outcome of the simulation analysis, the Corporation may adjust the type of borrowings it uses or deposits it solicits, and/or it may adjust the type of securities it buys or loans it solicits. The Corporation does not use derivative or hedging instruments for this purpose.

INTEREST RATE RISK MANAGEMENT - CASH FLOW HEDGING INSTRUMENTS

The Corporation uses long-term fixed rate debt as a source of funds for use in the Corporation 's lending and investment activities and other general business purposes. These debt obligations expose the Corporation to variability in interest margin due to changes in interest rates on its loans and investments. If interest rates increase, net interest income increases. Conversely, if interest rates decrease, net interest income decreases. Management believes it limits the variability of a portion of its net interest income through quarterly monitoring and, therefore, does not hedge its variable-rate net interest spread.

INTEREST RATE RISK MANAGEMENT - FAIR VALUE HEDGING INSTRUMENTS

The Corporation originates fixed- and variable-rate loans for portfolio. Fixed-rate loans expose the Corporation to variability in their fair value due to changes in the level of interest rates. Management believes it limits the variability in the fair value of a portion of its fixed-rate loan portfolio through quarterly monitoring of its interest rate risk. It is the Corporation's objective to manage this risk by balancing it against the types of securities it purchases, the type of deposits it solicits, and the type of borrowings it enters into. Management does not believe it is also necessary to hedge the change in fair value of fixed-rate loans and therefore does not utilize interest rate swaps.

INTEREST RATE RISK MANAGEMENT - DERIVATIVE INSTRUMENTS NOT DESIGNATED AS HEDGING INSTRUMENTS

On March 13, 2002, the Financial Accounting Standards Board determined that loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments. The corporation has no loans held for sale.

NOTE 13 -- LEGAL CONTINGENCIES

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation's consolidated financial statements.

NOTE 14 -- MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2004 and 2003 are also presented in the table.

                                                                                                    Minimum To Be Well
                                                                                                 Capitalized Under Prompt
                                                                          Minimum Capital            Corrective Action
                                                    Actual                  Requirement                 Provisions
                                             --------------------       --------------------     ------------------------
                                             Amount        Ratio        Amount        Ratio        Amount        Ratio
                                             -------      -------       -------      -------     ---------      ---------
                                                                        (dollars in thousands)
        December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated                                 $27,972         11.7%      $19,116          8.0%    $   N/A            N/A
1st National Bank & Trust                     27,835         11.7        19,112          8.0        23,890         10.0

Tier 1 Capital to Risk Weighted Assets:
Consolidated                                  25,610         10.7         9,558          4.0         N/A            N/A
1st National Bank & Trust                     25,473         10.7         9,556          4.0        14,334          6.0

Tier 1 Capital to Average Assets:
Consolidated                                  25,610          8.2        12,520          4.0         N/A            N/A
1st National Bank & Trust                     25,473          8.1        12,515          4.0        15,643          5.0

        December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated                                  23,929         11.7        16,367          8.0         N/A            N/A
1st National Bank & Trust                     23,548         11.5        16,362          8.0        20,453         10.0

Tier 1 Capital to Risk Weighted Assets:
Consolidated                                  21,862         10.7         8,184          4.0         N/A            N/A
1st National Bank & Trust                     21,481         10.5         8,181          4.0        12,272          6.0

Tier 1 Capital to Average Assets:
Consolidated                                  21,862          8.4        10,373          4.0         N/A            N/A
1st National Bank & Trust                    $21,481          8.3%      $10,358          4.0%    $  12,948          5.0

NOTE 15 -- EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Corporation provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after three years of service. Information pertaining to the activity in the plan, using a measurement date of December 31, is as follows:

                                                              Years Ended December 31,
                                                          -----------------------------------
                                                           2004           2003         2002
                                                          -------       -------       -------
                                                                    (in thousands)
Change in benefit obligation:

      Benefit obligation at beginning of year             $ 2,871       $ 2,131       $ 1,475

      Service cost                                            358           261           218

      Interest cost                                           191           168           131

      Actuarial loss                                          134           356           310

      Benefits paid                                            (3)          (45)           (3)
                                                          -------       -------       -------
      Benefit obligation at end of year                     3,551         2,871         2,131
                                                          -------       -------       -------
Change in plan assets:

      Fair value of plan assets at beginning of year        2,614         2,129         1,372

      Actual return on plan assets                            362          (227)            9

      Employer contribution                                   379           757           751

      Benefits paid                                            (3)          (45)           (2)
                                                          -------       -------       -------
      Fair value of plan assets at end of year              3,352         2,614         2,130
                                                          -------       -------       -------

Funded status                                                (199)         (257)           (1)

Unrecognized net actuarial loss                             1,519         1,587           928

Unrecognized prior service cost                                21            26            28
                                                          -------       -------       -------
Prepaid pension cost recognized                           $ 1,341       $ 1,356       $   955

Accumulated benefit obligation                            $ 2,663       $ 2,004       $ 1,583
                                                          =======       =======       =======

At December 31, 2004 and 2003, the assumptions used to determine the benefit obligation are as follows:

                                          December 31,
                                       ------------------
                                       2004          2003
                                       ----          ----
Discount rate                          5.75%         6.25%

Rate of compensation increase          4.00%         4.00%

The components of net periodic pension cost are as follows:

                                          Years Ended December 31,
                                        -----------------------------
                                        2004        2003        2002
                                        -----       -----       -----
                                               (in thousands)
Service cost                            $ 358       $ 262       $ 218
Interest cost                             191         168         131
Expected return on plan assets           (234)       (168)       (130)
Amortization of prior service cost          4           2           2
Recognized net actuarial loss              75          92          43
                                        -----       -----       -----
                                        $ 394       $ 356       $ 264
                                        =====       =====       =====

For the years ended December 31, 2004, 2003 and 2002, the assumptions used to determine net periodic pension cost are as follows:

                                                       Years Ended December 31,
                                                      --------------------------
                                                      2004       2003       2002
                                                      ----       -----      ----
Discount rate                                         6.25%      6.25%      6.75%
Expected long-term rate of return on plan assets      8.00%      8.00%      8.00%
Annual salary increase                                4.00%      4.00%      4.00%

The actuarial assumptions and methods used to develop the cash contributions have been selected in accordance with the requirements of ERISA and the Internal Revenue Code, which call for the actuary to select assumptions "each of which is reasonable (taking in to account the experience of the plan and reasonable expectations) or which, in the aggregate, result in a total contribution equivalent to that which would be determined if each such assumption were reasonable, ... and which, in combination, offer the actuary's best estimate of anticipated experience under the plan."

The Corporation's pension plan weighted average asset allocations at December 31, 2004 and 2003.

                   Years Ended December 31,
                   ------------------------
                        2004      2003
                        ----      ----
  Asset Category
Equity securities         53%       53%
Fixed Income              47%       39%
Other                      0%        7%
Cash                       0%        1%
                         ---       ---
Total                    100%      100%
                         ===       ===

Equity securities include none of the Corporation's common stock.

The Corporation expects to contribute $375,000 to its pension plan in 2005.

The investment objective of the account is characterized as balanced with an average risk tolerance. Capital appreciation and the protection of capital are of equal importance with minimal need for income. The time horizon for the investment is long term (more than 5 years). Given the corporation's annual contribution to the plan and the low benefits payouts, the account has a minimal need for cash. Consistent with these objectives, the following ranges for each asset class have been adopted:

Asset Category    Target Range
--------------    ------------
Cash                 0% to 10%
Equities            40% to 60%
Fixed Income        40% to 60%

Exposure within each asset class is determined by (1) the investment objectives and risk tolerance, (2) the prevailing relative valuation between the primary competing asset classes and (3) the fundamental strength of the economy.

When considered together, these factors suggest a higher-range exposure for equities is most appropriate at this time.

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

           2005      $   10,680
           2006          44,661
           2007          48,451
           2008          58,763
           2009         101,205
Years 2010-2014       1,188,987

401(k) PLAN

The Corporation has a 401(k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Corporation makes matching contributions equal to 5/6 of the first 6 percent of an employee's compensation contributed to the Plan. Matching contributions vest to the employee annually over a three-year period. For the years ended December 31, 2004, 2003 and 2002, expense attributable to the Plan amounted to $126,000, $111,000 and $121,000, respectively.

NOTE 16 -- STOCK COMPENSATION PLANS

Under the Corporation's Employee Stock Option Plan, the Corporation may grant options to its directors, officers and employees for up to 410,233 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plan. The exercise price of each option equals the market price of the Corporation's stock on the date of grant and an option's maximum term varies from five to ten years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                          2004               2003                2002
                                        ---------          ---------           ---------
Dividend yield                                  0%                 0%                  0%
Expected life                           6.0 years          5.9 years           6.0 years
Expected volatility                          16.2%              11.3%               11.3%
Risk-free interest rate                      3.93%              2.88%               3.85%

A summary of the status (shares in thousands) of the Corporation's stock option plan is presented below:

                                             2004                     2003                      2002
                                      --------------------     --------------------      --------------------
                                                  Weighted                 Weighted                  Weighted
                                                  Average                  Average                   Average
                                                  Exercise                 Exercise                  Exercise
                                      Shares       Price       Shares       Price        Shares       Price
                                      ------      --------     ------      --------      ------      --------
Outstanding at beginning of year         144       $15.42         164       $10.49          144       $11.01
Granted                                   27        25.05          27        22.21           33        17.73
Stock Splits                              65                        0                         0
Stock Dividends                           10                        9                         8
Exercised                                (30)       12.62         (56)        5.77          (11)        8.23
Forfeited                                (11)       15.88          (0)                      (10)       13.14
                                      ------                   ------                    ------
Outstanding at end of year               205       $11.48         144       $15.42          164       $11.87
                                      ------                   ------                    ------       ------
Options exercisable at year-end          175       $ 9.62         116       $13.98          130       $10.49
                                      ======       ======      ======       ======       ======       ======
Weighted-average fair value of
 options granted during the year                   $ 9.68                   $ 4.49                    $ 4.34
                                                   ------                   ------                    ------

Information pertaining to options outstanding (in thousands) at December 31, 2004 is as follows:

                                         Options Outstanding
                              ------------------------------------------        Options Exercisable
                                                Weighted                    -------------------------
                                                 Average       Weighted                     Weighted
                                                Remaining       Average                      Average
                                  Number       Contractual     Exercise        Number       Exercise
Range of Exercise Prices       Outstanding        Life          Price       Exercisable       Price
--------------------------     -----------     -----------    ---------     -----------     ---------
$8.10 - $13.90                        167      5.8 years      $    9.40            167      $    9.40

$14.01 - $18.20                        17      7.5 years          14.94              8          14.13

$20.57 - $26.04                        21      9.6 years          24.96              0
                                ---------      ---------      ---------      ---------

Outstanding at end of year            205      6.3 years      $   11.48            175      $    9.62
                                =========                                    =========

NOTE 17 -- RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $3,395,000 at December 31, 2004 and $2,390,000 at December 31, 2003. During the year ended December 31, 2004, total principal additions were $1,782,000 and total principal payments were $778,000.

Deposits from related parties held by the Bank at December 31, 2004 and 2003 amounted to $1,364,000 and $1,277,000, respectively.

NOTE 18 -- RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank's capital stock and surplus on a secured basis.

At December 31, 2004, the Bank's retained earnings available for the payment of dividends to the Company was $15,906,000. Accordingly, $10,949,000 of the Corporation's equity in the net assets of the Bank was restricted at December 31, 2004. Funds available for loans or advances by the Bank to the Corporation amounted to $1,079,000.

In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

NOTE 19 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS

The carrying amounts of cash and short-term instruments approximate fair values.

INTEREST BEARING DEPOSITS IN BANKS

The carrying amounts of interest-bearing deposits maturing within ninety days approximate their fair values. Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

SECURITIES

Fair values for securities, excluding Federal Home Loan Bank stock, Federal Reserve Bank Stock, and Independent Bankers' Bank stock, are based on quoted market prices. The carrying value of the stocks approximate fair value based on the redemption provisions of the Banks.

LOANS RECEIVABLE

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

DEPOSIT LIABILITIES

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

SHORT-TERM BORROWINGS

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

LONG-TERM BORROWINGS

The fair values of the Corporation's long-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

ACCRUED INTEREST

The carrying amounts of accrued interest approximate fair value.

The estimated fair values, and related carrying or notional amounts, of the Corporation's financial instruments are as follows:

                                                                                   December 31,
                                                             ---------------------------------------------------
                                                                      2004                        2003
                                                             -----------------------     -----------------------
                                                             Carrying                    Carrying
                                                              Amount      Fair Value      Amount      Fair Value
                                                             --------     ----------     --------     ----------
                                                                                (in thousands)
                  Financial assets:

Cash and cash equivalents                                    $  6,826      $  6,826      $  6,876      $  6,876

Interest-bearing deposits in banks                              5,636         5,636         8,412         8,412

Securities available-for-sale                                  57,795        57,795        46,172        46,172

Federal Home Loan Bank stock                                    1,353         1,353           652           652

Loans, net                                                    233,395       233,847       204,314       207,062

Accrued interest receivable                                     1,109         1,109           986           986

                  Financial liabilities:

Deposits                                                      268,782       268,582       233,327       232,400

Federal funds purchased and repurchase agreements               3,343         3,343        11,301        11,301

Long-term debt                                                 17,250        17,250         9,500         9,500

Accrued interest payable                                          745           745           652           652

Off-balance sheet credit related financial instruments:

Commitments to extend credit                                       --            38            --            36

NOTE 20 -- CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to First National Bancshares, Inc. is as follows:

BALANCE SHEETS

                                                                                           December 31,
                                                                                      --------------------
                                                                                       2004         2003
                                                                                      -------      -------
                                                                                        (in thousands)
Assets

   Cash and due from banks                                                            $    89      $   320

   Investment in common stock of 1st National Bank & Trust                             26,718       21,634

   Other assets                                                                            48           61
                                                                                      -------      -------
         Total assets                                                                 $26,855      $22,015
                                                                                      -------      -------
Liabilities and Stockholders' Equity

         Total liabilities                                                                  0            0

   Stockholders' equity                                                                26,855       22,015
                                                                                      -------      -------
         Total liabilities and stockholders' equity                                   $26,855      $22,015
                                                                                      -------      -------

STATEMENTS OF INCOME

                                                                            Years Ended December 31,
                                                                       -----------------------------------
                                                                        2004          2003           2002
                                                                       -------       -------       -------
                                                                                 (in thousands)
Total income                                                                 0             0             0
Operating expenses                                                          61            70            33
                                                                       -------       -------       -------
Income before income taxes and equity in undistributed net income
 of 1st National Bank & Trust                                              (61)          (70)          (33)
Applicable income tax provision (benefit)                                  (23)          (26)            0
                                                                       -------       -------       -------
                                                                           (38)          (44)          (33)
Equity in undistributed net income (loss) of 1st National Bank &
 Trust                                                                   3,219         2,195         2,567
                                                                       -------       -------       -------
Net income                                                             $ 3,181       $ 2,151       $ 2,534
                                                                       =======       =======       =======

STATEMENTS OF CASH FLOWS

                                                                                               2004         2003          2002
                                                                                             -------       -------       -------
Cash flows from operating activities:
      Net income                                                                             $ 3,181       $ 2,151       $ 2,534
      Adjustments to reconcile net income to net cash provided by operating activities:
           Equity in undistributed net loss (income) of 1st National Bank & Trust             (3,219)       (2,195)       (2,567)
           Decrease (increase) in other assets                                                    13           (61)            0
                                                                                             -------       -------       -------
           Net cash provided by operating activities                                             (25)         (105)          (33)
                                                                                             -------       -------       -------
Cash flows from investing activities:
      Capital Investment in 1st National Bank & Trust                                           (572)            0             0
                                                                                             -------       -------       -------
           Net cash used for investing activities                                               (572)            0             0
                                                                                             -------       -------       -------
Cash flows from financing activities:
      Proceeds from issuance of treasury stock under stock option plan                           379           321            85
      Cash dividends paid on common stock                                                        (13)           (5)           (5)
                                                                                             -------       -------       -------
           Net cash used for financing activities                                                366           316            80
                                                                                             -------       -------       -------
Net increase (decrease) in cash and cash equivalents                                            (231)          211            47
Cash and cash equivalents at beginning of year                                                   320           109            62
                                                                                             -------       -------       -------
Cash and cash equivalents at end of year                                                     $    89       $   320       $   109
                                                                                             =======       =======       =======

NOTE 21 -- SEGMENT REPORTING

The Corporation does not have operating segments other than those reported. Parent company financial information is included in the Other category, and is deemed to represent an overhead function rather than an operating segment.

The Corporation does not have a single external customer from which it derives 10 percent or more of its revenues and operates in one geographical area.

                 FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTE 25 -- QUARTERLY DATA (UNAUDITED)

                                                                         Years Ended December 31,
                                                           2004                                            2003
                                        -------------------------------------------     -------------------------------------------
                                        Fourth       Third      Second       First      Fourth       Third      Second       First
                                        Quarter     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter
                                        -------     -------     -------     -------     -------     -------     -------     -------
                                                                     (in thousands, except per share data)
Interest and dividend income            $ 4,281     $ 4,050     $ 3,751     $ 3,678     $ 3,354     $ 3,058     $ 3,102     $ 3,102
Interest expense                         (1,235)     (1,074)     (1,018)       (978)       (855)       (731)       (768)       (790)
Provision for loan losses                   (12)       (102)        (70)       (130)       (275)       (108)        (18)        (46)
                                        -------     -------     -------     -------     -------     -------     -------     -------
Net interest income, after provision
 for loan losses                          3,034       2,874       2,663       2,570       2,224       2,219       2,316       2,266
Non-interest income (charges)               593         583         598         542         411         445         510         501
Non-interest expenses                    (2,089)     (2,152)     (2,185)     (2,086)     (1,989)     (1,905)     (1,920)     (1,807)
                                        -------     -------     -------     -------     -------     -------     -------     -------
Income before income taxes                1,538       1,305       1,076       1,026         646         759         906         960
Provision for income taxes                 (553)       (467)       (383)       (361)       (217)       (258)       (308)       (337)
                                        -------     -------     -------     -------     -------     -------     -------     -------
Net income                              $   985     $   838     $   693     $   665     $   429     $   501     $   598     $   623
Earnings per common share:
      Basic                             $  0.30     $  0.26     $  0.21     $  0.20     $  0.14     $  0.16     $  0.19     $  0.20
      Diluted                           $  0.28     $  0.24     $  0.20     $  0.19     $  0.13     $  0.15     $  0.18     $  0.18